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                                                                       EXHIBIT 8

                        DRAFT OPINION DATED JUNE 15, 1995

                                 August __, 1995


Board of Directors
Dickinson Bancorporation, Inc.                         PERSONAL AND CONFIDENTIAL
115 First Avenue West
Dickinson, ND  58601

               Re:  Federal Income Tax Consequences of the Merger

Gentlemen:

     You have requested that we render an opinion with respect to certain United States federal income tax considerations related to the reorganization whereby a wholly-owned subsidiary ("Merger Co.") of Norwest Corporation ("Norwest") will merge into Dickinson Bancorporation, Inc. ("DBI") (the "Merger").

     We have examined the Agreement and Plan of Reorganization executed February 24, 1995, and the Agreement and Plan of Merger (the "Merger Agreement"), the Form S-4 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") on June __, 1995 under the Securities Act of 1933, as amended, which Registration Statement includes a Proxy Statement (the "Proxy Statement"), and a Prospectus (the "Prospectus") (collectively, the "Proxy Statement-Prospectus").

     The Prospectus relates to the Registration of up to 680,000 shares of Norwest common stock which are issuable to the shareholders of DBI upon consummation of the proposed Merger. The Proxy Statement relates to a special meeting of DBI shareholders to be held August __, 1995, for the purpose of considering and voting upon approval of the Merger Agreement between DBI and Norwest. Unless otherwise defined in this letter, terms defined in the Proxy Statement-Prospectus are used herein as defined therein.

     We also have examined such matters of law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed and finalized Treasury regulations promulgated thereunder (the "Regulations"), and judicial and administrative decisions, rulings and interpretations thereof currently in effect, as we have deemed appropriate as a basis for our opinions set forth below. All section references herein are to the Code unless stated otherwise.

     In rendering this opinion, we have relied upon the current and continued accuracy of the factual matters we have considered, including the recitals, agreements,

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DRAFT OPINION DATED JUNE 15, 1995
Dickinson Bancorporation, Inc.
August___, 1995
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representations and warranties contained in or made pursuant to the documents cited above, as well as the representations and warranties of the Management of DBI and the Management of Norwest contained in the certificates attached hereto as Exhibits 8-A and 8-B.

     This opinion is set forth in reliance on the assumption that none of the shares to be received by DBI shareholders in the Merger will be escrowed as contemplated in the Agreement and Plan of Reorganization. If any such shares are escrowed, this opinion shall be null and void.

     The facts of the Merger are set forth below.

     Norwest, a Delaware corporation, is a regional bank holding company. Norwest had 334,025,247 shares of $1 2/3 par value voting common stock issued ("Norwest Common Stock") as of March 31, 1995, of which 322,408,644 shares were outstanding and 11,616,603 were held as treasury shares. Norwest also had 3,292,502 shares of preferred stock outstanding ("Norwest Preferred Stock") as of March 31, 1995, and 1,250,000 shares of Norwest Preferred Stock reserved for issuance upon the exercise of outstanding rights to purchase such preferred shares. Norwest's Common Stock is widely held and publicly traded.

     DBI is a bank holding company organized under the laws of the state of North Dakota in 1988. DBI holds 100% of the issued and outstanding capital stock of Liberty Bank and Trust, National Association, a full-service commercial bank chartered under the laws of the United States. There currently are 2,146 shares of common stock of DBI ("DBI Common Stock") outstanding which is held by 17 shareholders. There is no established trading market for DBI Common Stock.

     DBI's Board of Directors believes that the Merger (i) will enable DBI shareholders to enjoy greater liquidity than they otherwise would as the result of receiving stock of a much larger and more diversified enterprise that is actively traded on national exchanges, (ii) will provide customers with access to a broader range of services, and (iii) will provide DBI with increased financial strength. Accordingly, the following transactions are proposed:

     (i) Pursuant to the Merger Agreement and Delaware and North Dakota law, Norwest will acquire all of the stock of DBI through the Merger of Merger Co. with DBI.

     (ii) Each share of DBI Common Stock owned by a non-dissenting shareholder at the time of the exchange will be converted into a number of shares of Norwest Common

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DRAFT OPINION DATED JUNE 15, 1995
Dickinson Bancorporation, Inc.
August___, 1995
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Stock determined in accordance with the provisions of the Merger Agreement.
Each share of Norwest Common Stock issued to DBI shareholders pursuant to the Merger will include a right to purchase one preferred share of Norwest Common Stock (the "Rights"). The Rights will trade automatically with the shares of Norwest Common Stock and, according to their terms, become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of Norwest.

     (iii) No fractional shares of Norwest Common Stock will be issued in the Merger. Instead, Norwest will pay to each holder of DBI Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the DBI shareholder otherwise would be entitled, multiplied by the average of the closing prices of a share of Norwest Common Stock on the New York Stock Exchange for each of the five trading days immediately preceding the Effective Time of the Merger.

     (iv) Dissenting DBI shareholders who exercise their rights will be entitled to appraisal rights and payment in cash by Norwest in accordance with North Dakota law.

     The following representations have been made by either the managements of Norwest and DBI, or both, in connection with the Merger:

     (a) The fair market value of the Norwest Common Stock (including any fractional share interests) and any other consideration received by each DBI shareholder will be approximately equal to the fair market value of DBI Common Stock surrendered in the exchange.

     (b) There is no plan or intention by DBI shareholders who own 1 percent or more of DBI Common Stock, and to the best of the knowledge of the management of DBI, there is no plan or intention on the part of the remaining DBI shareholders to sell, exchange, or otherwise dispose of a number of shares of Norwest Common Stock received in the Merger that would reduce DBI shareholders' ownership of Norwest Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding shares of DBI Common Stock as of the same date. For purposes of this representation, shares of DBI Common Stock exchanged for cash in lieu of fractional shares of Norwest Common Stock will be treated as outstanding DBI Common Stock on the date of the Merger. Moreover, shares of DBI Common Stock and shares of Norwest Common Stock held by

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DRAFT OPINION DATED JUNE 15, 1995
Dickinson Bancorporation, Inc.
August___, 1995
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DBI shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

     (c) Following the Merger, DBI will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Co.'s assets and at least 70 percent of the fair market value of Merger Co.'s gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by DBI or Merger Co. to dissenters, amounts used by DBI or Merger Co. to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by DBI will be included as assets of DBI or Merger Co., respectively, immediately prior to the Merger.

     (d) Prior to the Merger, Norwest will be in control of Merger Co. within the meaning of Section 368(c) of the Code.

     (e) DBI has no plan or intention to issue additional shares of its common stock following the Merger that would result in Norwest losing control of DBI within the meaning of Section 368(c) of the Code.

     (f) Norwest has no plan or intention to liquidate DBI, to merge DBI with or into another corporation; to sell or otherwise dispose of DBI Common Stock except for transfers of stock to corporations controlled by Norwest; or to cause DBI to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Co., except for dispositions made in the ordinary course of business.

     (g) Merger Co. will have no liabilities assumed by DBI, and will not transfer to DBI any assets subject to liabilities, in the Merger.

     (h) Following the Merger, DBI will continue its historic business or use a significant portion of its historic business assets in a business.

     (i) Norwest, Merger Co., DBI, and the DBI shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

     (j) There is no intercorporate indebtedness existing between Norwest and DBI or between Merger Co. and DBI that was issued, acquired, or will be settled at a discount.

     (k) In the Merger, shares of DBI Common Stock representing control of DBI as defined in Section 368(c) of the Code, will be exchanged solely for voting Norwest Common Stock.

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DRAFT OPINION DATED JUNE 15, 1995
Dickinson Bancorporation, Inc.
August___, 1995
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     (l)  At the time of the Merger, DBI will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire common stock in DBI that, if exercised or converted, would affect Norwest's acquisition or retention of control of DBI, as defined in
Section 368(c) of the Code.

     (m) Norwest does not own, nor has it owned during the past five years, any shares of DBI Common Stock.

     (n)  No two parties to the Merger are investment companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (o) On the date of the Merger, the fair market value of DBI assets will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     (p) DBI is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (q) The payment of cash in lieu of fractional shares of Norwest Common Stock is solely for the purpose of avoiding the expense and inconvenience to Norwest of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to DBI shareholders instead of issuing fractional shares of Norwest Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to DBI shareholders in exchange for their shares of DBI Common Stock. The fractional share interests of each DBI shareholder will be aggregated and no DBI shareholder will receive cash in an amount greater than the value of one full share of Norwest Common Stock.

     (r) None of the compensation received by any shareholder-employees of DBI will be separate consideration for, or allocable to, any of their shares of DBI Common Stock; none of the shares of Norwest Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (s) Norwest has no plan or intention to reacquire any of its stock issued in the Merger.

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DRAFT OPINION DATED JUNE 15, 1995
Dickinson Bancorporation, Inc.
August___, 1995
Page 6


     Based solely on the information contained in the Merger Agreement, the Proxy Statement-Prospectus, the representations of the managements of Norwest and DBI set forth above, and our analysis and examination of applicable federal income tax laws, rulings, Regulations and judicial precedents, we are of the opinion that if the Merger is effected in accordance with the Plan and the above facts and representations:

     1. Provided that the proposed Merger qualifies under North Dakota law, and after the Merger DBI holds substantially all of its assets and substantially all of the assets of Merger Co., and in the transaction, DBI shareholders exchange an amount of stock constituting control of DBI within the meaning of Section 368(c) of the Code solely for Norwest voting stock, the transaction will constitute a reorganization within the meaning of Section 368(a)(1)(A). The reorganization is not disqualified by reason of the fact that the stock of Norwest will be used in the transaction (Section 368(a)(2)(E)). For purposes of this ruling "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of each of Merger Co. and DBI. DBI, Norwest, and Merger Co. will each be "a party to a reorganization" within the meaning of Section 368(b).

     2. No gain or loss will be recognized by Merger Co. on the transfer of its assets to DBI in exchange for DBI Common Stock, (Section 361(a)).

     3. No gain or loss will be recognized by DBI upon the receipt of the assets of Merger Co. in exchange for DBI Common Stock.

     4. The basis of the assets of Merger Co. acquired by DBI will be the same as the basis of such assets in the hands of Merger Co. immediately prior to the exchange (Section 362(b)).

     5. No gain or loss will be recognized by Norwest upon the receipt of DBI Common Stock solely in exchange for Norwest Common Stock (Section 1032(a)).

     6. The holding period of the assets of Merger Co. in the hands of DBI, in each instance, will include the period during which such assets were held by Merger Co. (Section 1223(2)).

     7. No gain or loss will be recognized by the shareholders of DBI upon the exchange of their DBI Common Stock (including any fractional share interests) solely for Norwest Common Stock (Section 354(a)(1)).

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DRAFT OPINION DATED JUNE 15, 1995
Dickinson Bancorporation, Inc.
August___, 1995
Page 7


     8. The basis of the Norwest Common Stock (including any fractional share interests) to be received by DBI shareholders will be the same as the basis of DBI Common Stock surrendered in exchange therefor (Section 358(a)(1)).

     9. The holding period of the Norwest Common Stock (including any fractional share interests) received by DBI shareholders will include the period during which DBI Common Stock surrendered therefor was held, provided DBI Common Stock was held as a capital asset in the hands of the shareholders on the date of the exchange (Section 1223(1)).

     10. As provided by Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations, DBI will succeed to and take into account the items of Merger Co. described in Section 381(c) of the Code. These items will be taken into account by DBI subject to the provisions and limitations specified in Section 381, 382, 383, ad 384 of the Code and the Regulations thereunder.

     11. As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, DBI will succeed to and take into account immediately after the transaction, the earnings and profits, or deficit in earnings and profits of Merger Co. as of the date of transfer. Any deficit in earnings and profits will be used only to offset the earnings and profits accumulated after the date of transfer.

     12. The payment of cash in lieu of fractional share interests of Norwest Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Norwest. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1971-2 C.B. 574).

     No opinion is expressed about the tax treatment of the proposed transaction under other provisions of the Code and the Regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above opinions.

     No opinion is expressed if any shares of Norwest Common Stock to be received by DBI shareholders in the Merger are escrowed in accordance with the terms of the Merger Agreement.

     This opinion is set forth in reliance on the assumption that none of the shares to be received by DBI shareholders in the Merger will be escrowed as contemplated in the

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DRAFT OPINION DATED JUNE 15, 1995
Dickinson Bancorporation, Inc.
August___, 1995
Page 8


Agreement and Plan of Reorganization. If any such shares are escrowed, this opinion shall be null and void.

     The opinions expressed herein are rendered as of the date hereof and are based on the Code, proposed and finalized Regulations, and judicial and administrative decisions, rulings and interpretations, all of which are subject to change with no assurance that changes will not be made retroactively.

     An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion and, unlike private letter rulings issued by the Internal Revenue Service (the "Service"), is not binding on the Service and has no official status of any kind.

     This opinion is for the sole use of the Board of Directors of DBI in connection with the Registration Statement and the related Proxy Statement-Prospectus and may not be relied upon by any other entity or individual.

                                   Sincerely,

                                   LINDQUIST & VENNUM